Consolidated Financial Statements
Consolidated Financial Statements

Consolidated Financial Statements
Statement of Responsibility
for the Consolidated Financial Statements
of the Province of Nova Scotia
Responsibility for the integrity, objectivity, and fair presentation of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared on behalf of the Minister and Deputy Minister of Finance by the Controller in accordance with the accounting principles recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA and International Federation of Accountants accounting standards or pronouncements.
The consolidated financial statements include a Consolidated Statement of Financial Position, a Consolidated Statement of Operations and Accumulated Deficits, a Consolidated Statement of Change in Net Direct Debt, and a Consolidated Statement of Cash Flow. They present fairly, in all material respects, the financial position and the results of operations for the year ended. The government is responsible for maintaining a system of internal accounting and administrative controls in order to provide reasonable assurance that transactions are appropriately authorized, assets are safeguarded, and financial records are properly maintained,
Under the mandate in section 9 of the Auditor General Act, the Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.

Byron Rafuse, CMA
Controller

Office of the Auditor General
AUDITOR’S REPORT
To the Members of the Legislative
 Assembly of Nova Scotia
I have audited the consolidated statement of financial position of the Province of Nova Scotia as at March 31, 2007 and the consolidated statements of operations and accumulated deficits, change in net direct debt and cash flow for the year then ended. These statements are the responsibility of the Government of Nova Scotia, represented by the Minister of Finance. My responsibility is to express an opinion on these financial statements based on my audit.
I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In my opinion, these financial statements present fairly, in all material respects, the financial position of the Province of Nova Scotia as at March 31, 2007 and the results of its operations, changes in net direct debt and cash flows for the year then ended in accordance with Canadian generally accepted accounting principles for the public sector.

Jacques R. Lapointe, CA CIA
Auditor General
Halifax, Nova Scotia
June 30, 2007

Consolidated Financial Statements
Statement 1

Consolidated Statement of Financial Position
As at March 31, 2007
($ thousands)

		2006
	2007	(as restated)

Financial Assets
Cash and Short-term Investments (Note 3)	873,090	391,861
Accounts Receivable and Advances	821,509	830,248
Inventories for Resale	3,957	4,043
Loans Receivable (Schedule 3)	1,107,683	1,081,131
Investments (Schedule 3)	43,840	43,468
Investment in Government Business Enterprises (Schedule 6)	15,615	4,932

	2,865,694	2,355,683

Liabilities
Bank Advances and Short-term Borrowings	790,909	900,106
Accounts Payable and Accrued Liabilities	1,317,078	1,314,779
Deferred Revenue (Note 4)	1,143,636	1,031,818
Accrued Interest	200,559	204,736
Unmatured Debt of Governmental Units (Schedule 4)	10,107,186	9,627,323
Unamortized Foreign Exchange Translation Gains	118,863	91,444
Unamortized Premiums and Discounts	(3)	(4)
Federal Equalization Repayable Loan (Note 6)	108,290	120,322
Pension, Retirement and Other Obligations (Note 7)	1,436,381	1,304,329

	15,222,899	14,594,853

Net Direct Debt	12,357,205	12,239,170

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	3,688,117	3,387,318
Inventories of Supplies	46,694	47,560
Prepaid Expenses	16,632	16,084

	3,751,443	3,450,962

Accumulated Deficits	(8,605,762)	(8,788,208)

Trust Funds under Administration (Note 8)	8,722,128	8,055,543

Accounting Changes (Note 2)
Contingencies and Contractual Obligations (Note 12)
Comparative Figures (Note 13)
The accompanying notes and schedules are an integral part of these Financial Statements

Public Accounts Volume 1 — Financial Statements
Statement 2

Consolidated Statement of Operations and Accumulated Deficits
For the fiscal year ending March 31, 2007
($ thousands)

			Actual
	Estimate	Actual	2006
	2007	2007	(as restated)

Revenue (Schedule 1)
Provincial Sources	4,402,558	4,529,586	4,227,744
Federal Sources	2,691,292	2,598,883	2,477,254
Prior Years’ Adjustments — Federal/Provincial Fiscal Arrangements	—	19,657	21,447
Other Revenue	619,425	682,711	676,689
Sinking Fund and Public Debt Retirement Fund Earnings	87,783	121,591	124,395

Total Revenue	7,801,058	7,952,428	7,527,529

Expenses (Schedule 2)
Agriculture	50,740	54,552	57,833
Community Services	960,825	836,008	815,933
Education	1,454,424	1,510,086	1,420,822
Assistance to Universities	235,987	268,710	231,958
Energy	22,982	19,808	21,606
Environment and Labour	44,699	82,393	81,324
Finance	25,521	39,441	30,252
Health	2,974,241	3,054,867	2,848,468
Health Promotion and Protection	47,350	49,477	34,701
Justice	216,582	214,604	203,781
Natural Resources	71,020	74,654	72,386
Public Service	226,957	222,418	194,496
Service Nova Scotia and Municipal Relations	232,685	195,862	171,442
Tourism Culture and Heritage	51,764	56,275	53,471
Transportation and Public Works	301,426	296,011	277,632
Restructuring Costs	117,216	95,539	77,087
Pension Valuation Adjustment	33,213	83,137	29,587
Loss (Gain) on Disposal of Crown Assets	—	(1,963)	(6,395)
Debt Servicing Costs (Note 10)	994,998	958,744	1,017,779

Total Expenses (Note 9)	8,062,630	8,110,623	7,634,163

Deficit from Governmental Units	(261,572)	(158,195)	(106,634)
Net Income from Government Business Enterprises (Schedule 6)	335,064	340,641	345,419

Provincial Surplus	73,492	182,446	238,785

Accumulated Deficits, Beginning of Year
As Previously Reported		(8,809,290)	(9,037,408)
Accounting Changes (Note 2)		21,082	10,415

As restated		(8,788,208)	(9,026,993)
Accumulated Deficits, End of Year		(8,605,762)	(8,788,208)

The accompanying notes and schedules are an integral part of these Financial Statements

Consolidated Financial Statements
Statement 3

Consolidated Statement of Change in Net Direct Debt
For the fiscal year ended March 31, 2007
($ thousands)

			Actual
	Estimate	Actual	2006
	2007	2007	(as restated)

Net Direct Debt, Beginning of Year
As Previously Reported	(12,239,170)	(12,239,170)	(12,305,174)
Accounting Changes (Note 2)	—	—	(56)

As restated	(12,239,170)	(12,239,170)	(12,305,230)

Changes in the Year
Provincial Surplus	73,492	182,446	238,785
Acquisition of Tangible Capital Assets	(358,466)	(548,239)	(399,896)
Amortization of Tangible Capital Assets	148,496	241,874	216,040
Disposals and Adjustments to Tangible Capital Assets	—	5,566	13,839
(Increase) Decrease in Inventories of Supplies	—	866	(1,506)
Increase in Prepaid Expenses	—	(548)	(1,202)

Total Changes in the Year	(136,478)	(118,035)	66,060

Net Direct Debt — End of Year	(12,375,648)	(12,357,205)	(12,239,170)

Except for the Provincial Surplus figure, the Estimates for items shown as Changes in the Year reflect the activity of the Consolidated Fund only.
The accompanying notes and schedules are an integral part of these Financial Statements

Public Accounts Volume 1 – Financial Statements
Statement 4

Consolidated Statement of Cash Flow
For the fiscal year ended March 31, 2007
($ thousands)

		2006
	2007	(as restated)

Cash Inflow (Outflow) from the following activities:
Operating:
Provincial Surplus	182,446	238,785
Sinking Fund and Public Debt Retirement Fund Earnings	(121,591)	(124,395)
Foreign Exchange Amortization	2,130	5,963
Amortization of Tangible Capital Assets	241,874	216,040
Net Income from Government Business Enterprises	(340,641)	(345,419)
Profit Distributions from Government Business Enterprises	329,958	336,552
Net Change in Other Items (Note 11)	141,938	482,942

	436,114	810,468

Investing:
Repayment of Loans	182,908	166,843
Advances and Investing	(209,832)	(224,454)

	(26,924)	(57,611)

Capital:
Acquisition of Tangible Capital Assets	(548,239)	(399,896)
Proceeds from Disposal of Tangible Capital Assets	4,189	7,209
Loss on Disposal of Tangible Capital Assets	1,377	6,630

	(542,673)	(386,057)

Financing:
Debentures Issued	1,474,021	788,471
Repayment of Federal Equalization Repayable Loan	(12,032)	—
Foreign Currency Swaps and Adjustments	(8,204)	7,632
Sinking Fund Installments	(63,246)	(54,840)
Proceeds from Sinking Funds for Debt Repayment	360,000	657,700
Repayment of Debentures and Other Long-term Obligations	(1,135,827)	(1,779,114)

	614,712	(380,151)

Cash (Outflows) Inflows	481,229	(13,351)
Cash Position, Beginning of Year	391,861	405,212

Cash Position, End of Year	873,090	391,861

Cash Position Represented by:
Cash and Short-Term Investments	873,090	391,861

The accompanying notes and schedules are an integral part of these Financial Statements

Schedules to the Consolidated Financial Statements
Schedule 1

Revenue
For the fiscal year ended March 31, 2007
($ thousands)

		2006
	2007	(as restated)

Provincial Sources
Income Taxes	2,071,580	1,929,957
Sales Taxes	1,494,873	1,483,575
Petroleum Royalties	269,100	123,850
Other Provincial Revenue	694,033	690,362

	4,529,586	4,227,744

Federal Sources
Equalization Payments	1,385,539	1,343,527
Canada Health and Social Transfers	874,781	835,979
Other Federal Payments	338,563	297,748

	2,598,883	2,477,254

Prior Years Adjustments — Federal/Provincial Fiscal Arrangements
Provincial Sources	12,935	16,420
Federal Sources	6,722	5,027

	19,657	21,447

Other Revenue	682,711	676,689

Sinking Fund and Public Debt Retirement Fund Earnings	121,591	124,395

Total Revenue	7,952,428	7,527,529

Public Accounts Volume 1 — Financial Statements
Schedule 2

Expenses
For the fiscal year ended March 31, 2007
($ thousands)

	2007	2006
		(as restated)

Agriculture
Department of Agriculture	54,552	57,513
CIDA Ghana / Africa Project	—	320

	54,552	57,833

Community Services
Department of Community Services	738,856	721,304
Nova Scotia Housing Development Corporation	97,152	94,629

	836,008	815,933

Education
Department of Education	300,706	275,761
Annapolis Valley Regional School Board	114,739	112,696
Cape Breton Victoria Regional School Board	140,113	125,270
Chignecto-Central Regional School Board	174,312	169,012
Conseil Scolaire Acadien Provincial	40,694	37,399
Halifax Regional School Board	378,182	358,178
Nova Scotia Community College	157,157	144,283
Scotia Learning Centre Technology Refresh	—	2,325
South Shore Regional School Board	65,642	61,984
Strait Regional School Board	78,756	73,435
Tri County Regional School Board	59,785	60,479

	1,510,086	1,420,822

Assistance to Universities	268,710	231,958

Energy
Department of Energy	17,004	21,186
Coal Research Agreement Fund	—	275
Nova Scotia Market Development Initiative Fund	2,804	145

	19,808	21,606

Environment and Labour
Department of Environment and Labour	40,865	40,965
Resource Recovery Fund Board Incorporated	41,528	40,359

	82,393	81,324

Schedules to the Consolidated Financial Statements
Schedule 2

Expenses (continued)
For the fiscal year ended March 31, 2007
($ thousands)

		2006
	2007	(as restated)

Finance
Department of Finance	19,591	30,771
Nova Scotia Government Fund Limited	85	99
Nova Scotia Hurricane Juan Recovery Fund	—	53
Nova Scotia Pension Agency	19,653	—
Sydney Steel Corporation	229	111
3052155 Nova Scotia Limited	(117)	(782)

	39,441	30,252

Health
Department of Health	1,274,487	1,173,877
Annapolis Valley District Health Authority	100,410	91,730
Cape Breton District Health Authority	211,274	198,819
Capital District Health Authority	647,609	625,767
Colchester East Hants Health Authority	60,327	54,664
Cumberland Health Authority	49,332	48,423
Guysborough Antigonish-Strait Health Authority	60,862	57,597
Insured Prescription Drug Plan	166,959	159,542
Izaak Walton Killam Health Centre	200,258	167,670
Nova Scotia Gaming Foundation	354	744
Nova Scotia Health Research Foundation	4,829	5,065
Pictou County Health Authority	60,624	60,725
Provincial Drug Distribution Program	75,031	71,814
South Shore District Health Authority	60,650	56,672
South West Nova District Health Authority	81,861	75,359

	3,054,867	2,848,468

Health Promotion and Protection
Department of Health Promotion and Protection	49,477	34,701

Justice
Department of Justice	195,653	185,472
Nova Scotia Legal Aid Commission	18,951	18,309

	214,604	203,781

Natural Resources
Department of Natural Resources	67,675	66,659
Acadia Coal Company Limited Fund	2	2
Crown Land Silviculture Fund	2,080	2,542
Nova Scotia E 911 Cost Recovery Fund	3,961	2,981
Habitat Conservation Fund	147	202
Sustainable Forestry Fund	549	—
Off Highway Vehicle Infrastructure Fund	240	—

	74,654	72,386

Public Accounts Volume 1 — Financial Statements
Schedule 2

Expenses (continued)
For the fiscal year ended March 31, 2007
($ thousands)

	2007	2006
		(as restated)

Public Service
Public Service	160,028	147,056
Nova Scotia Business Incorporated	22,690	22,257
NS Film Development Corporation	3,884	3,713
NS Innovation Corporation	5,874	5,740
Trade Centre Limited	15,940	13,340
Waterfront Development Corporation Ltd.	3,198	2,390
Nova Scotia Nominee Program	8,932	—
Interest only for Nova Scotia Nominee Program	1,872	—

	222,418	194,496

Service Nova Scotia and Municipal Relations
Department of Service Nova Scotia and Municipal Relations	195,162	170,825
Nova Scotia Coordinate Referencing System Trust Fund	—	—
Nova Scotia Municipal Finance Corporation	700	617

	195,862	171,442

Tourism, Culture and Heritage
Department of Tourism, Culture and Heritage	52,647	50,146
Art Gallery of Nova Scotia	3,628	3,325

	56,275	53,471

Transportation and Public Works
Department of Transportation and Public Works	296,011	277,632
Sydney Tar Ponds Agency	—	—

	296,011	277,632

Restructuring Costs	95,539	77,087

Pension Valuation Adjustment	83,137	29,587

Loss (Gain) on Disposal of Crown Assets	(1,963)	(6,395)

Schedules to the Consolidated Financial Statements
Schedule 2

Expenses (continued)
For the fiscal year ended March 31, 2007
($ thousands)

		2006
	2007	(as restated)

Debt Servicing Costs
Consolidated Fund	913,359	971,339
Annapolis Valley District Health Authority	322	309
Annapolis Valley Regional School Board	163	253
Cape Breton District Health Authority	1,138	1,059
Cape Breton Victoria Regional School Board	325	383
Capital District Health Authority	5,366	5,326
Chignecto-Central Regional School Board	1,043	1,225
Colchester East Hants Health Authority	205	207
Conseil Scolaire Acadien Provincial	43	59
Cumberland Health Authority	140	138
Guysborough Antigonish-Strait Health Authority	282	262
Halifax Regional School Board	1,538	1,886
Izaak Walton Killam Health Centre	685	1,402
Nova Scotia Government Fund Limited	395	321
Nova Scotia Housing Development Corporation	31,160	30,047
Nova Scotia Legal Aid	133	134
Nova Scotia Municipal Finance Corporation	963	1,834
Pictou County Health Authority	229	242
Resource Recovery Fund Board	—	3
South Shore District Health Authority	255	242
South Shore Regional School Board	70	128
South West Nova District Health Authority	360	348
Strait Regional School Board	269	326
Tri-County Regional School Board	64	95
Waterfront Development Corporation Limited	237	211

	958,744	1,017,779

Total Expenses	8,110,623	7,634,163

Public Accounts Volume 1 — Financial Statements
Schedule 3

Loans and Investments
As at March 31, 2007
($ thousands)

	Loans and		Net	Net
	Investments	Provisions	2007	2006

Loans of the Consolidated Fund:
Agriculture and Rural Credit Act	190,404	8,486	181,918	176,407
Fisheries Development Act	83,897	429	83,468	80,001
Housing Development Corporation Act	65,230	24,161	41,069	35,497
Industrial Development Act	89,251	56,443	32,808	34,898
Venture Corporations Act	809	809	—	—
Municipal Loan and Building Fund Act	375	—	375	515
Halifax-Dartmouth Bridge Commission	12,000	—	12,000	17,000
Miscellaneous	709	—	709	709
Nova Scotia Market Development Initiative Fund	5,600	—	5,600	7,600

	448,275	90,328	357,947	352,627

Loans of Governmental Units:
Nova Scotia Business Incorporated	138,812	39,760	99,052	100,324
Nova Scotia Government Fund	8,062	—	8,062	7,175
Nova Scotia Innovation Corporation	264	—	264	86
Nova Scotia Municipal Finance Corporation	642,234	—	642,234	620,874
Other Government Service Organizations	124	—	124	45

	789,496	39,760	749,736	728,504

Total Loans	1,237,771	130,088	1,107,683	1,081,131

Investments of the Consolidated Fund:
Housing Development Corporation Act	2,114	105	2,009	1,959
Industrial Development Act	7,493	—	7,493	7,614

	9,607	105	9,502	9,573

Investments of Governmental Units:
Art Gallery of NS	1,803	—	1,803	1,815
Nova Scotia Business Incorporated	26,106	12,888	13,218	12,333
Nova Scotia Innovation Corporation	17,266	—	17,266	17,747
Resource Recovery Fund Board	2,051	—	2,051	2,000

	47,226	12,888	34,338	33,895

Total Investments	56,833	12,993	43,840	43,468

Total Loans and Investments	1,294,604	143,081	1,151,523	1,124,599

Notes:
The Provisions listed above include amounts for possible guarantee payouts related to the Industrial Development Act $5,800 (2006 — $400), the Housing Development Corporation Act $14,929 (2006 — $14,385), and Nova Scotia Business Incorporated $760 (2006 — $650).
Also included in Provisions for the Housing Development Corporation Act is $3,200 (2006 - $3,200) for interest fluctuations.

Schedules to the Consolidated Financial Statements
Schedule 4

Unmatured Debt
As at March 31, 2007
($ thousands)

		Sinking
		Funds and	Net	Net
	Gross	Defeasance	Debt	Debt
	Debt	Assets	2007	2006

Governmental Units
Consolidated Fund	11,713,517	1,906,772	9,806,745	9,309,558
Nova Scotia Government Fund Limited	10,050	—	10,050	10,250
Nova Scotia Housing Development Corporation	273,128	—	273,128	283,638
Nova Scotia Municipal Finance Corporation	12,008	—	12,008	20,725
Nova Scotia Power Finance Corporation	1,045,870	1,045,870	—	—
Waterfront Development Corporation Limited	2,885	—	2,885	2,800
Other	2,370	—	2,370	352

Unmatured Debt of Governmental Units	13,059,828	2,952,642	10,107,186	9,627,323

Government Business Enterprises
Halifax-Dartmouth Bridge Commission	106,379	44,619	61,760	73,478
Highway 104 Western Alignment Corporation	78,600	—	78,600	84,592
Nova Scotia Gaming Corporation	35,132	—	35,132	58,383
Nova Scotia Liquor Corporation	5,313	—	5,313	6,050

Unmatured Debt of Government Business Enterprises	225,424	44,619	180,805	222,503

Total Unmatured Debt	13,285,252	2,997,261	10,287,991	9,849,826

Notes:
All debt is presented in Canadian dollar equivalents and after giving effect to currency swap contracts itemized in Note 5.
The current and long-term portions of unmatured debt of Governmental Units are shown on the Consolidated Statement of Financial Position with reference to this schedule. Debt of Government Business Enterprises is reflected in the Deficiency in Government Business Enterprises and in further detail in Schedule 6.
All foreign debt is hedged to Canadian dollars with the exception of $1,054.0 million US$ denominated debt. A one cent change in the CDN/US$ foreign exchange rate as of March 31, 2007 would result in a change in long-term debt, and a foreign exchange gain or loss, of $10.5 million. This hypothetical foreign exchange gain or loss would be amortized starting in 2008. The change in debt service costs for the 2008 fiscal year would be approximately $0.9 million due to this foreign exchange gain or loss amortization.
As of March 31, 2007, the Consolidated Fund held Sinking Funds and Public Debt Retirement Funds of $1,906.8 million. These funds were comprised of $1,394.0 million in Canadian assets and $512.8 million in US assets (US $444.8 million converted to CDN$ based on the underlying securities’ effective foreign exchange rates). Total market value of both funds is $2,052.7 million at year-end. During the year, contributions were $147.2 million, total earnings were $121.6 million and redemptions were $449.3 million.

Public Accounts Volume 1 — Financial Statement
Schedule 4

Unmatured Debt (continued)
As at March 31, 2007
($ thousands)
Notes:
Sinking fund assets are recorded at cost, which includes premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The unamortized portion of the premiums and discounts is included as part of the value of the sinking funds. As at March 31, 2007, the unamortized net premium was $67.1 million.
Assets consist primarily of debentures of the provinces and Government of Canada with fixed interest rates ranging from 4.6% to 11% for Canadian funds and 3.25% to 9.50% for US funds. For designated sinking funds, payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over the term of the issue. At year-end, the province held $1,065.3 million carrying value worth of its own debentures (par value of $1,004.7 million) in Sinking Funds and Public Debt Retirement Funds as active investments. These were comprised of $373.7 million in Canadian assets and $691.6 million in US assets.
As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other Provincial Governments and utilities, Federal US bonds, coupons or residuals. This debt is shown net of defeasance assets on the Statement of Financial Position.

Projected Payments
($ thousands)

	Governmental Units
	By Major Currency (CDN Equivalent)							Government
	Net Principal Repayments			Sinking Fund Requirements			Total	Business
	CDN	US	Total	CDN	US	Total	Payments	Enterprises	Total

2008	636,654	—	636,654	36,400	21,512	57,912	694,566	82,725	777,291
2009	310,442	—	310,442	36,400	21,512	57,912	368,354	14,039	382,393
2010	696,358	—	696,358	36,400	21,512	57,912	754,270	4,128	758,398
2011	686,997	—	686,997	36,400	21,512	57,912	744,909	9,746	754,655
2012	1,617,178	—	1,617,178	36,400	21,512	57,912	1,675,090	3,174	1,678,264
2013 & thereafter	5,761,069	502,107	6,263,176	342,796	92,761	435,557	6,698,733	66,993	6,765,726

	9,708,698	502,107	10,210,805	524,796	200,321	725,117	10,935,922	180,805	11,116,727

Net principal repayments are comprised of the principal amount due less available designated sinking funds to retire the debenture.
In addition, the province has approximately $828.9 million in unrestricted sinking funds that can be used towards the retirement of any unmatured debt. The use of these funds is evaluated each year based on a detailed analysis of cash requirements.

Schedules to the Consolidated Financial Statements
Schedule 5

Gross Long-Term Debt
As at March 31, 2007
($ thousands)

	Foreign
	Exchange	CDN $	Maturity
	Rate	Amount	Dates	Interest Rates

Governmental Units:
		Debentures
Consolidated Fund
Consolidated Fund (CDN$)		10,101,844	2007 to 2037	4.45% to 15.998%
Consolidated Fund (US $1,054,040)	1.1529	1,215,203	2012 to 2022	5.125% to 9.5%
Consolidated Fund (UK)	2.2697	—	2011 to 2019	11.75% to 16.75%
Consolidated Fund (Euro)	1.5418	—	2007 to 2010	4.475%
Nova Scotia Municipal Finance Corporation		12,008	2007 to 2017	1.0% to 5.5%
Nova Scotia Power Finance Corporation
Nova Scotia Power Finance Corporation (CDN$)		700,000	2012 to 2031	10.25% to 11.85%
Nova Scotia Power Finance Corporation (US$300,000)	1.1529	345,870	2021	9.4%

Total — Debentures		12,374,925

		Loans
Consolidated Fund — Other Debt		426	2007 to 2012	4.03% to 8.375%
Nova Scotia Government Fund Limited		10,050	2007	1%
Nova Scotia Housing Development Corporation		273,128	2007 to 2034	4.0% to 21.5%
Waterfront Development Corporation		2,885	Demand Loan	bank prime

Total — Loans		286,489

		Capital Leases
Consolidated Fund		396,044	2007 to 2027	4.35% to 11%
Other		2,370	2010 to 2011	5.0% to 8.0%

Total — Capital Leases		398,414

Total — Long-term Debt of Governmental Units		13,059,828

Public Accounts Volume 1 — Financial Statements
Schedule 5

Gross Long-Term Debt (continued)
As at March 31, 2007
($ thousands)

	CDN $	Maturity
	Amount	Dates	Interest Rates

Government Business Enterprises:
	Debentures

Halifax-Dartmouth Bridge Commission	94,379	2007	5.95%
Highway 104 Western Alignment Corporation	78,600	2011 to 2026	10.13% to 10.76%

	Loans

Halifax-Dartmouth Bridge Commission	12,000	2007	floating (line of credit)
Nova Scotia Gaming Corporation	11,082	2010	non interest bearing

	Capital Leases

Nova Scotia Gaming Corporation	24,050	2009 to 2012	12%
Nova Scotia Liquor Corporation	5,313	2012	13.8%

Total — Long-term Debt of Government Business Enterprises	225,424

Total Gross Long-term Debt	13,285,252

Call, Redemption and Other Features:
Consolidated Fund
Canadian debentures include the following redeemable issues:
-$1,079.4 million in CPP debentures, which are redeemable in whole or in part before maturity, on six months notice, at the option of the Minister of Finance of Canada;
-$35 million in medium-term promissory notes, redeemable in whole but not in part, on the initial redemption date and on each redemption date thereafter, on 15 days notice, at the option of the province.
The interest rates shown for the Canadian and US debentures reflect the fixed rates only. There are debentures that have floating and step-up rates. Floating interest rates are adjusted on either a monthly or quarterly basis. Step-up rates are adjusted per the individual promissory note step-up schedules.
Housing Development Corporation
Mortgages and notes payable are secured by investments in social housing.
Highway 104 Western Alignment Corporation
In relation to its senior toll bonds, the Corporation has provided an assignment of all the present and future property and assets, including rights to operate the facility, and a security interest in the Debt Service Reserve Account and the Major Maintenance Reserve Account.
In relation to its junior toll bonds, the Corporation has assigned a second charge security interest in all security pledged to the senior toll revenue bondholders.
Halifax-Dartmouth Bridge Commission
The Commission’s toll bonds are secured by an assignment of the revenues of the Commission; subject to the prior payment of operating and maintenance expenses, and the maintenance of certain reserve funds by the Commission.

Schedules to the Consolidated Financial Statements
Schedule 6

Government Business Enterprises
As at March 31, 2007
($ thousands)

	2007					2006
	Halifax -	Highway 104
	Dartmouth	Western	Nova Scotia	Nova Scotia
	Bridge	Alignment	Gaming	Liquor
	Commission	Corporation	Corporation	Corporation	Total	Total

Cash	7,477	651	9,172	16,156	33,456	24,871
Accounts Receivable	301	64	—	2,219	2,584	2,913
Inventory	—	14	1,729	36,761	38,504	31,747
Tangible Capital Assets	64,559	100,667	94,725	35,513	295,464	300,948
Other Assets	48,742	33,241	814	3,384	86,181	78,515

Total Assets	121,079	134,637	106,440	94,033	456,189	438,994

Accounts Payable	1,831	1,538	4,545	71,283	79,197	44,118
Long-term Debt	106,379	78,600	35,132	5,313	225,424	260,404
Other Liabilities	5,964	45,789	66,763	17,437	135,953	129,540

Total — Liabilities	114,174	125,927	106,440	94,033	440,574	434,062

Equity	6,905	8,710	—	—	15,615	4,932

Total Liabilities and Equity	121,079	134,637	106,440	94,033	456,189	438,994

Revenue	25,877	18,305	462,330	511,038	1,017,550	1,022,470

Expenses	11,199	6,398	318,040	320,914	656,551	655,711
Debt Servicing	7,026	8,876	2,573	1,883	20,358	21,340

Total — Expenses	18,225	15,274	320,613	322,797	676,909	677,051

Net Income	7,652	3,031	141,717	188,241	340,641	345,419

Notes:
The year-end for Halifax-Dartmouth Bridge Commission is December 31. The year-end of the other three corporations is March 31.

Public Accounts Volume 1 – Financial Statements
Schedule 6

Government Business Enterprises (continued)
As at March 31, 2007
Halifax-Dartmouth Bridge Commission
The Commission is incorporated by Special Statute of the Province of Nova Scotia. The purpose of the Commission is to construct, maintain and operate transportation projects and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm. Bridge tolls are regulated by the Nova Scotia Utility and Review Board, a provincially controlled public sector entity. The Commission’s fiscal year end is December 31. The commission paid $5.0 million on the outstanding line of credit to the province’s Consolidated Fund leaving a balance of $12.0 million as of December 31, 2006 (2005- $17.0 million). The Commission records depreciation on bridge structures, buildings, some bridge components, and electronic transponders using the straight-line method and uses the declining balance method for all other assets. Included in other assets at December 31, 2006 is a reserve fund in the amount of $47.3 million (2005 — $40.0 million), $44.6 million (2005 — $37.9 million) of which is restricted for repayment of principal, interest and fees on Toll Revenue Bonds as established under the terms of the trust indenture.
Highway 104 Western Alignment Corporation
The Corporation has been established to finance, design, construct, operate and maintain a 45 km stretch of highway between Masstown and Thompson Station in the counties of Colchester and Cumberland, Nova Scotia. The Province of Nova Scotia retains ownership of the highway. The Corporation is granted the right to operate the highway and collect tolls for a 30-year period, pursuant to an agreement dated April 1, 1996, after which time the right will revert to the province. In addition, the Corporation has entered into an operating agreement with Atlantic Highways Management Corporation whereby compensation is based on the annual operating budget plus a variable fee. The Corporation’s fiscal year end is March 31. The Corporation records depreciation using the sinking fund method. Restricted assets, consisting of short-term investments in the amount of $32.4 million (2006 — $32.8 million), are included in other assets. These reserve accounts were established in accordance with trust indenture agreements between the Corporation and bondholders.
The Province of Nova Scotia contributed $55.0 million toward the construction of the highway, one-half of which was recovered from the Federal Government under the Canada-Nova Scotia Strategic Highway Improvement Program. There were no contributions in the current or previous year.
Nova Scotia Gaming Corporation
The Corporation was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The purpose of the Corporation is to develop, undertake, conduct and manage casinos and other lottery business on behalf of the province. The Corporation’s fiscal year end is March 31.
The revenues of the Corporation are derived from two casinos, located in Halifax and Sydney, and ticket and video lottery sales. The net balance owing to the Province at March 31, 2007 was $53.9 million (2006 — $42.9 million). The Corporation is required to reimburse the operator of the casinos for approved development costs of the Halifax and Sydney casinos. The net present value of the remaining obligations for the casinos is approximately $24.1 million (2006 — $38.8 million).
Unclaimed prizes are retained by the Corporation in a prize fund for one year from the announced beginning date of the draw. At March 31, 2007, this amounted to $1.8 million (2006 — $2.6 million). Restricted cash in the amount of $1.8 million (2006 — $2.6 million) is included in cash.

Schedules to the Consolidated Financial Statements
Schedule 6

Government Business Enterprises (continued)
As at March 31, 2007
Video Lottery Terminal (VLT) retailers in Nova Scotia have agreed, under the terms of their agreements with Atlantic Lottery Corporation Inc., to contribute 1% of their VLT commission to the Nova Scotia Gaming Foundation. The Corporation has agreed to contribute an amount equal to all contributions made by the VLT retailers.
In July 2006, as part of its Gaming Strategy, Government approved a contribution of $3.0 million to Nova Scotia Health Promotion and Protection in 2006-2007 (2005-2006 — $3.0 million) to fund problem gambling treatment. The Corporation will provide up to $1.0 million (2006 — $1.0 million) in funds in fiscal 2007 for the harness racing industry in Nova Scotia.
Nova Scotia Liquor Corporation
The Corporation derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989. The Corporation operates retail sales locations across the province. Its fiscal year end is March 31. The net balance owing to the province at March 31, 2007 was $38.2 million (2006 — $8.3 million).

Public Accounts Volume 1 – Financial Statements
Schedule 7

Tangible Capital Assets
As at March 31, 2007
($ thousands)

	2007						2006
		Buildings	Machinery		Roads,
		and Land	Computers	Vehicles	Bridges
		Improve-	and	and	and
	Land	ments	Equipment	Ferries	Highways	Total	Total
							(as restated)

Cost
Opening Costs	545,986	3,249,851	886,939	89,558	781,151	5,553,485	5,202,717
Additions	42,447	165,355	109,587	16,540	214,310	548,239	399,896
Disposals	(313)	(2,303)	(13,518)	(2,354)	(558)	(19,046)	(49,128)

Closing Costs	588,120	3,412,903	983,008	103,744	994,903	6,082,678	5,553,485

Accumulated Amortization
Opening Accumulated	—	(1,154,952)	(631,447)	(57,008)	(322,760)	(2,166,167)	(1,985,416)
Disposals	—	—	11,399	2,025	56	13,480	35,289
Amortization Expense	—	(102,709)	(69,257)	(9,493)	(60,415)	(241,874)	(216,040)

Closing Accumulated Amortization	—	(1,257,661)	(689,305)	(64,476)	(383,119)	(2,394,561)	(2,166,167)

Net Book Value	588,120	2,155,242	293,703	39,268	611,784	3,688,117	3,387,318

Opening Balance	545,986	2,094,899	255,492	32,550	458,391	3,387,318	3,217,301
Closing Balance	588,120	2,155,242	293,703	39,268	611,784	3,688,117	3,387,318

Increase (Decrease) in Net Book Value	42,134	60,343	38,211	6,718	153,393	300,799	170,017

Schedules to the Consolidated Financial Statements
Schedule 7

Notes to Schedule 7
($ thousands)
Amortization is calculated on a declining balance basis for assets of the Consolidated Fund. The amortization percentages of the more common tangible capital assets are: buildings and land improvements(5%); machinery, computers and equipment (15-50%); ferries (15%); vehicles (20-35%); and roads, bridges and highways (5-15%). Capital leases are amortized on a straight-line basis over the length of each lease (3-25 years).
Amortization is generally calculated on a straight-line basis for assets of entities consolidated with the Consolidated Fund. The estimated useful lives of the more common tangible capital assets are: buildings (including leasehold improvements) and land improvements (2-50 years); machinery, computers and equipment (3-50 years); and vehicles (3-7 years). Capital leases are amortized on a straight-line basis, generally over a 3 to 20 year term.
Social Housing assets are included in Buildings and Land Improvements and relate to the Housing Development Corporation. These assets are amortized using the straight-line method. The net book value of these assets is $325,030 (2006 — $336,101).
Included in the closing costs of the various classes as of March 31, 2007, are costs for assets under construction, which have not yet been amortized. These costs are buildings — $86,935; machinery, computers and equipment — $22,400; vehicles — $4,960; capital leases — $1,416; and roads, bridges and highways — $25,066.
Capital leases are included in the various categories as follows: buildings — cost $470,515, accumulated amortization $168,130; machinery, computers and equipment — cost $39,794, accumulated amortization $29,616; and vehicles — cost $17,004, accumulated amortization $7,182.

Public Accounts Volume 1 – Financial Statements
Schedule 8

Direct Guarantees
As at March 31, 2007
($ thousands)

	Authorized	Utilized	Utilized
	2007	2007	2006
Bank Loans:
Nova Scotia Business Incorporated	6,654	4,004	2,754
Industrial Development Act	122,170	83,706	73,524
Nova Scotia Fisheries and Aquaculture Loan Board	100	100	100
Department of Education — Student Loan Program	157,928	157,928	154,874

Total — Bank Loan Guarantees	286,852	245,738	231,252

Promissory Notes:
3052155 NS Limited to Canada-Nova Scotia Offshore Petroleum Board	2,500	2,500	17,500

Total — Promissory Note Guarantees	2,500	2,500	17,500

Mortgages:
Housing Development Corporation Act	11,725	11,725	12,468
Housing Development Corporation Act — CMHC Indemnities	137,217	137,217	144,094
Provincial Finance Act	240	240	240

Total — Mortgage Guarantees	149,182	149,182	156,802

Other Guarantees:
Aliant Telecom MASH Sector	424	424	1,150
Equity Tax Credit Act — Community Economic Development Investment Funds	1,931	1,931	2,402
Nova Scotia Government Fund	9,840	9,840	9,840

Total — Other Guarantees	12,195	12,195	13,392

Total — Direct Guarantees	450,729	409,615	418,946

Less Provision for Guarantee Payout:
Industrial Development Act		(5,800)	(400)
Nova Scotia Business Incorporated		(760)	(650)
Department of Education — Student Loan Program		(32,839)	(22,574)
Housing Development Corporation Act		(14,929)	(14,385)
3052155 Nova Scotia Limited		(500)	(833)

		(54,828)	(38,842)

Less Provision for Debt Reduction Program:
Department of Education — Student Loan Program		(15,085)	(13,896)

Net Direct Guarantees not provided for in these statements		339,702	366,208

Schedules to the Consolidated Financial Statements
Schedule 9

Government Reporting Entity
As at March 31, 2007
Listed below are the governmental units, government business enterprises and government partnership arrangements that comprise the government reporting entity.

Governmental Units
(Consolidation Method)
Acadia Coal Company Limited Fund
AgraPoint International Inc.
AgriTECH Park Inc.
Annapolis Valley District Health Authority
Annapolis Valley Regional School Board
Art Gallery of Nova Scotia
Bioscience Enterprise Centre Incorporated
Cape Breton District Health Authority
Cape Breton Victoria Regional School Board
Capital District Health Authority
Check Inns Limited (inactive)
Chignecto-Central Regional School Board
Coal Research Agreement Fund
Colchester East Hants Health Authority
Conserve Nova Scotia
Conseil Scolaire Acadien Provincial
CorFor Capital Repairs & Replacements Fund
Consolidated Fund (1)
Crown Land Mine Remediation Fund
Crown Land Silvaculture Fund
Cumberland Health Authority
Gaming Addiction Treatment Trust Fund
Guysborough Antigonish-Strait Health Authority
Habitat Conservation Fund
Halifax Regional School Board
Harbourside Commercial Park Inc.
Industrial Expansion Fund
Insured Prescription Drug Plan Trust Fund
Izaak Walton Killam Health Centre
Law Reform Commission
Mainstream 1992 Fund
Muggah Creek Remediation Fund
Nova Scotia Arts Council (inactive)
Nova Scotia Blueberry Institute Fund
Nova Scotia Business Incorporated
Nova Scotia Community College
Nova Scotia Community College Foundation
Nova Scotia Coordinate Referencing System Trust Fund
Nova Scotia Crop and Livestock Insurance Commission
Nova Scotia E911 Cost Recovery Fund
Nova Scotia Environmental Trust
Nova Scotia Farm Loan Board
Nova Scotia Film Development Corporation
Nova Scotia Fisheries & Aquaculture Loan Board
Nova Scotia Gaming Foundation
Nova Scotia Government Acadian Bursary Program Fund
Nova Scotia Government Fund Limited
Nova Scotia Harness Racing Incorporated
Nova Scotia Health Research Foundation
Nova Scotia Housing Development Corporation
Annapolis Valley Housing Authority
Cape Breton Island Housing Authority
Cobequid Housing Authority
Eastern Mainland Housing Authority
Metropolitan Regional Housing Authority
South Shore Housing Authority
Tri-County Housing Authority
Nova Scotia Innovation Corporation
1402998 Nova Scotia Limited
3039255 Nova Scotia Limited
3087532 Nova Scotia Limited
Nova Scotia Lands Inc.
Nova Scotia Legal Aid Commission
Nova Scotia Market Development Initiative Fund
Nova Scotia Municipal Finance Corporation
Nova Scotia Nominee Program Fund
Nova Scotia Pension Agency
Nova Scotia Power Finance Corporation
Nova Scotia Primary Forest Products Marketing Board
Nova Scotia School Boards Association (2)
Nova Scotia School Insurance Exchange (3)
Nova Scotia School Insurance Program Association (3)
Nova Scotia Sportfish Habitat Fund
Nova Scotia Utility and Review Board
Off-Highway Vehicle Infrastructure Fund
P3 Schools Capital & Technology Refresh Fund (4)

(1)	— Includes all departments and public service units of the Nova Scotia Provincial Government

(2)	— Entity is a partnership controlled by the eight school boards.

(3)	— Entity is a partnership controlled by the eight school boards and the Community College

(4)	— This includes all refresh funds related to P3 schools.

Consolidated Financial Statements
Schedule 9

Government Reporting Entity (continued)
As at March 31, 2007

Governmental Units (continued)
(Consolidation Method)

Pengrowth Nova Scotia Energy Scholarship
Pictou County Health Authority
Provincial Drug Distribution Program
Public Archives of Nova Scotia
Public Debt Management Fund
Resource Recovery Fund Board Incorporated
Rockingham Terminal Incorporated (inactive)
Scotia Benefit Fund
Scotia Learning Technology Refresh Fund
Sherbrooke Restoration Commission
South Shore District Health Authority
South Shore Regional School Board
South West Nova District Health Authority
Species-at-risk Conservation Fund
Strait Regional School Board
Sustainable Forestry Fund
Sydney Environmental Resources Limited
Sydney Steel Corporation
Sydney Tar Ponds Agency
Sydney Utilities Limited
Sysco Decommissioning Fund
Trade Centre Limited
Maritime Fall Fair Association
Tri-County Regional School Board
Upper Clements Family Theme Park Limited
Waterfront Development Corporation Limited
3052155 Nova Scotia Limited
3104102 Nova Scotia Limited
Government Business Enterprises
(Modified Equity Method)

Halifax-Dartmouth Bridge Commission
Highway 104 Western Alignment Corporation
Nova Scotia Gaming Corporation
   Atlantic Lottery Corporation (25% ownership)
   Interprovincial Lottery Corporation (10% ownership)
Nova Scotia Liquor Corporation

Government Partnership Arrangements
(Proportionate Consolidation Method)
Atlantic Provinces Special Education Authority
   (approximately 55% share)
Canada-Nova Scotia Offshore Petroleum Board (50% share)
Canadian Sports Centre Atlantic (approximately 8% share)
Council of Atlantic Premiers (approximately 45% share)

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2007
1.	Financial Reporting and Accounting Policies
These financial statements are prepared in accordance with Canadian generally accepted accounting principles for the public sector, that for purposes of the province’s financial statements are represented by accounting recommendations of the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA and International Federation of Accountants accounting standards or pronouncements.
These consolidated financial statements have been prepared using the following significant accounting policies:
a)	The Government Reporting Entity
The Government Reporting Entity is comprised of the Consolidated Fund, other Governmental Units, Government Business Enterprises and Government Partnership Arrangements. Governmental Units and Government Business Enterprises represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. Government Partnership Arrangements represent entities for which decision making and significant risks and benefits are shared with other parties outside of the Government Reporting Entity.
Trusts administered by the province are excluded from the reporting entity and are disclosed separately on the Statement of Financial Position for information purposes only.
b)	Principles of Consolidation
A Governmental Unit is a government organization that is not a Government Business Enterprise. Governmental Units include government departments, public service votes, funds, agencies, service organizations, boards, government not-for-profit organizations and government business-type organizations. The accounts of Governmental Units are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1 (c), with the exception of Tangible Capital Assets. Significant inter-organization accounts and transactions are eliminated.
A Government Business Enterprise is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. Government Business Enterprises have been accounted for on the modified equity basis which does not require any accounting policy adjustments. The net equity of the Government Business Enterprises is included in the Statement of Financial Position. The net income is shown as a separate item in the Statement of Operations.

Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2007
A Government Partnership is a contractual arrangement between the government and a party or parties outside the reporting entity. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. Where significant, the government’s interest in partnerships is accounted for on the proportionate consolidation method.
A complete listing of the organizations within the Government Reporting Entity is provided in Schedule 9.
Financial results from fiscal year end to March 31, 2007, for Government Business Enterprises whose fiscal year ends are not March 31, were not significant to these consolidated financial statements so they have not been adjusted.
c)	Significant Accounting Policies
Revenues
Revenues are recorded on the accrual basis. The main components of revenue are interest, various taxes and legislated levies. Revenues from Personal and Corporate Income Taxes, as well as Harmonized Sales Taxes are accrued in the year earned based upon estimates using statistical models. These revenues are recorded at the net amount estimated, after considering adjustments for tax credits and administrative costs related to the collection and processing performed by the federal government.
Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met. Transfers are recorded as deferred revenue if they are restricted for a stated purpose, such as a specific program or the purchase of tangible capital assets.
Expenses
Expenses are recorded on the accrual basis and are reported in more detail in Note 9 — Expenses By Object. Grants are recognized in the period during which the grant is authorized and any eligibility criteria are met. Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.
Financial Assets
Cash and Short-term Investments are recorded at cost, which approximates market value. Investments are R-1 (low, mid, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits and commercial paper. Terms of investments are generally 1 to 90 days. The average interest rate is 4.29% at year-end.
Accounts Receivable and Advances are recorded at the principal amount less valuation allowances.
Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.
Loans are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the province and is recognized as an expense at the date of issuance of the loan. Any loan write offs must be approved by the Governor-in-Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2007
Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the province and is recognized as an expense at the date of issuance of the investment. Any write-down of an investment to reflect a loss in value is not reversed if there is a subsequent increase in value.
Liabilities
Bank Advances and Short-term Borrowings have initial maturities of one year or less and are recorded at cost that approximates market value. Short-term Borrowings had a weighted average interest rate of 4.17% at year-end on Canadian dollar borrowings.
Unmatured Debt consists of debentures and various loans in Canadian and foreign currencies and capital leases. Debt is recorded at par, net of sinking funds (including public debt management funds).
Hedge accounting is used when financial instruments form a hedging relationship, the relationship is highly effective and it is considered to be consistent with the province’s financial risk management goals.
Sinking Fund and Public Debt Retirement Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are netted against sinking fund earnings.
Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies, and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary issue.
Premiums and discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances and installments are charged to debt servicing costs except as noted above.
Pension, Retirement and Other Obligations include various employee future benefit plans. Pension liabilities for defined benefit plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the province’s best estimates of performance over the long-term. The projected benefit actuarial method attributes the estimated cost of retirement benefits to the periods of employee service. The net pension liability represents accrued pension benefits less the market related value of pension assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period. The pension benefit plan for the majority of health sector employees is offered by a multi-employer plan administrator and is not sponsored by the province. Employer contributions to this plan are expensed in the period paid. The accrued benefit asset (liability) of this plan is not recognized in these financial statements.

Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2007
Net Direct Debt
Net Direct Debt represents the direct liabilities of the province less financial assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues.
Non-Financial Assets
Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services and are not intended for sale in the ordinary course of operations. Tangible capital assets are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development and installation of the tangible capital asset, except interest. Tangible Capital Assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water and mineral resources or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates selected by entities other than the Consolidated Fund are not adjusted to the methods and rates used by the Consolidated Fund.
Inventories of Supplies are held for consumption or use by the province in the course of its operations. All entities record inventory at the lower of cost and net realizable value.
Prepaid Expenses are cash disbursements for goods or services, other than Tangible Capital Assets and Inventories of Supplies, of which some or all will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.
Accumulated Deficits
Accumulated Deficits represent the direct liabilities of the province less financial assets, non-financial assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues. This represents the accumulated balance of net surpluses/deficits arising from the operations of the province.
d)	Measurement Uncertainty
Uncertainty in the determination of the amount at which an item is recorded in the financial statements is known as measurement uncertainty. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.
Measurement uncertainty exists in these financial statements in the accruals for such items as pension, retirement and other obligations, environmental remediation obligations, federal, and provincial source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists for environmental remediation obligations because the actual extent of remediation activities required may differ significantly based on the actual extent of site contamination and the chosen remediation process. Uncertainty related to Sales and Income Taxes, petroleum royalties, CHT and CST arises because of the possible differences between the estimated and actual economic growth and other assumptions used in statistical models to accrue these revenues.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2007
2.	Accounting Changes
Accounting changes were made during the year that have increased (decreased) the Provincial Surplus, Net Direct Debt and Accumulated Deficits as follows:

	2007			2006
		Net			Net
		Direct	Accumulated		Direct	Accumulated
	Provincial	Debt	Deficits	Provincial	Debt	Deficits
($ millions)	Surplus	April 1, 2006	April 1, 2006	Surplus	April 1, 2005	April 1, 2005
TCA	18.6	0.0	(21.0)	10.6	0.0	(10.4)

TCA — Tangible Capital Assets
In accordance with PSAB, a policy change was implemented to record tangible capital assets at gross cost. This policy change was recorded on a retroactive basis and the impacts are shown in the table above.
District Health Authorities — Supplementary Pensions
Supplementary pension arrangements for certain employees of the District Health Authorities which were recorded as accounts payable have been restated to pension, retirement and other obligations and accounted for using pension accounting. This change was recorded on a retroactive basis and the prior period impact of $56 thousand does not appear in the table due to rounding.
3.	Restricted Cash and Short-Term Investments
As at March 31, 2007 restricted cash and short-term investments of $84.4 million (2006 — $69.9 million) have been designated for restricted purposes by parties external to the province. Restricted cash includes $43.6 million for future housing expenditures from the Nova Scotia Housing Development Corporation; $22.4 million from Capital District Health Authority for the Centre for Clinical Research and other purposes; $8.5 million for gas market development from the Nova Scotia Market Development Initiative; and $9.9 million for various other purposes.

Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2007
4.	Deferred Revenue
Receipts are recorded as deferred revenue if they are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized into revenue over time as the recognition criteria are achieved. The balance includes the following components:
($ thousands)

	2006-07	2005-06
Offshore Accord	715,479	772,900
C-48 Federal Trust Agreements	82,957	—
Office of Immigration — Nova Scotia Nominee Program	72,092	—
Wait Times Reduction Fund	51,445	86,111
Nova Scotia Housing Development Corporation’s Social Housing Agreement	44,038	33,448
Capital District Health Authority’s Capital and Research Funds	43,197	23,727
Early Learning Child Care funds	42,176	24,588
Miscellaneous Amounts	92,252	91,044

Total Deferred Revenue	1,143,636	1,031,818

5.	Derivative Financial Instruments
The province is a party to financial instruments with off-balance sheet risk, either to hedge against the risks associated with fluctuations in foreign currency exchange rates or to manage risks associated with interest rate fluctuations. Foreign currency contracts are used to convert the liability for foreign currency borrowing and associated costs into Canadian or US dollars. Interest rate contracts are used to vary the amounts and periods for which interest rates on financial instruments are fixed or floating. Foreign exchange contracts include forward and swap agreements. Interest rate contracts include swap agreements and options on swaps.
The province’s credit policy is that it only executes derivative transactions with counter parties with an A rating or better.
The province had the following interest and currency swap contracts outstanding at March 31, 2007:

# of Swaps	Currency	Notional Principal	Term Remaining	Mark to Market*
		($thousands)	(years)	($millions)
158	CDN$	1,899,480	42 days to 24	(17.5)
17	US$	2,350,000	5 to 15	(379.2)
2	UK	83,250	4 to 12	7.5
2	Euro	90,000	272 days to 3	6.8

*	Mark to Market is an indication of the swap’s market value as at March 31, 2007. This represents the estimated realizable gain (loss), and is equivalent to the present value of future savings (losses) based on market conditions as at March 31, 2007.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2007
The province has executed several currency swap contracts/forward agreements to convert foreign denominated debt into Canadian or US denominated debt. The mark to market of these swap/contracts are included in the previous table, and the currency swap contracts are as follows:

Termination	Original	Original	Current	Current
Date	Currency	Principal	Currency	Principal
		($ thousands)		($ thousands)
SWAPS:
October 31, 2011	UK	23,250	CDN$	56,283
April 18, 2019	UK	60,000	US$	110,040
February 27, 2012	US$	500,000	CDN$	795,000
March 15, 2016	US$	150,000	CDN$	205,725
January 26, 2017	US$	500,000	CDN$	586,500
March 1, 2020	US$	300,000	CDN$	409,200
May1, 2021	US$	300,000	CDN$	312,002
April 1, 2022	US$	300,000	CDN$	379,517
July 29, 2022	US$	218,376	CDN$	239,711
July 30, 2022	US$	81,624	CDN$	89,599
December 28, 2007	Euro	40,000	CDN$	56,120
February 24, 2010	Euro	50,000	CDN$	72,235

At March 31, 2007 the province had entered 5 forward agreements to convert future interest payments on foreign debt into Canadian dollars as follows:

Termination	Original	Original	Current	Current
Date	Currency	Principal	Currency	Principal
		($ thousands)		($ thousands)
April 18, 2007 to August 1, 2007	US$	45,794	CDN$	51,371

6.	Federal Equalization Repayable Loan
The province received an equalization repayable loan from the Federal Government in March 2005 in the amount of $120.3 million. The loan bears no interest and is being repaid over 10 years, with bi-monthly deductions of $501,342 to commence in April 2006. As of March 31, 2007 the balance of the loan is $108,289,792.

Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2007
7.	Pension, Retirement and Other Obligations

a)	Description of Obligations

The province offers a variety of pension, other retirement, post-employment and special termination benefits. The province is responsible for adequately funding most of the plans. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the province to pay benefits occurs. The significant plans are detailed as follows:

i)	Pension Benefit Plans
The province sponsors two funded pension plans, the Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP). Both plans are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages and real estate. The plans are jointly funded with contributions from employees being matched by the province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay and inflation adjustments.

On April 1, 2006, the Minister of Finance transferred responsibility for the governance of the Nova Scotia Teachers’ Pension Fund to the Teachers’ Pension Plan Trustee Inc., (TPPTI). The TPPTI is a body corporate comprised of nine board members — four nominated by the Nova Scotia Teachers’ Union, four nominated by the province and one Chair agreed to by both parties. As a result of this transfer, the province and Union agreed to share all surpluses and deficits of the plan equally. The province accounts for one-half of all components of the accrued benefit liability associated with the plan in its financial statements. In addition, the province recognizes one-half of components associated with the net benefit expense (recovery) associated with this plan. As of March 31, 2007, the total accrued benefit liability associated with the plan was $64.1 million.

The province has several unfunded defined pension plans. The majority of these plans do not require contributions from employees. Benefits paid upon retirement are based on an employee’s length of service, rate of pay and inflation adjustments.

Employees in the health sector are members of a multi-employer defined benefit pension plan. As the province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these financial statements. The most recent actuarial valuation was performed on December 31, 2005 and showed a funding excess for the entire plan of $44 million. An extrapolation to December 31, 2006, was performed, which indicated a funding surplus of $69.2 million.
ii)	Other Retirement Benefit Plans
The province sponsors two other retirement benefit plans: retirement allowances and retirement health plan benefits. These plans are not funded. Benefits paid upon retirement for retirement allowances are based on an employee’s length of service and rate of pay. Retirement health plan benefits vary depending on the collective agreements negotiated with each group. The province pays 65% and 100% of the cost of retirement health plan benefits for the PSSP and TPP retirees respectively.
iii)	Post-Employment Benefits
The province offers two significant post-employment benefit plans: Self Insured Workers’ Compensation and Long-Term Disability. The amount recorded in these financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments, based on claims ongoing at year-end. For the Long-Term Disability plan, the obligation is offset by the market related value of plan assets.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2007
iv)	Special Termination Benefits
The province has offered early retirement incentive programs to members of the PSSP and TPP at various times commencing in 1986 and 1994 respectively. Qualified members were offered additional years of pensionable service if they elected to retire. The cost of these benefits was accrued in the year the employee accepted the early retirement option.
b)	Summary of Activity in Defined Benefit Plans
Accrued Benefit Liability
($ thousands)

		2006
	2007	(as restated)

Pension Benefit Plans	215,741	111,416
Other Benefit Plans	1,220,640	1,192,913

	1,436,381	1,304,329

Activity During the Year
($ thousands)

	Pension Benefit Plans
		2006	Other Benefit Plans
	2007	(as restated)	2007	2006

Projected benefit obligation, beginning of year	8,627,438	8,412,164	1,206,972	1,160,838
Reduction of obligation on move to joint trusteeship (see a i)	(2,286,529)	—	—	—
Current benefit cost	179,557	196,453	54,189	52,477
Interest cost	449,916	616,694	68,411	69,709
Actuarial (gains) losses	308,291	31,278	(72,857)	9,926
Benefit payments	(379,543)	(479,158)	(92,885)	(86,910)
Other	3,666	2,498	2,089	—
Plan amendments	—	(152,491)	30,004	932

Projected benefit obligation, end of year	6,902,796	8,627,438	1,195,923	1,206,972

Market related value of plan assets, beginning of year	7,708,044	7,313,800	54,711	45,217
Reduction of assets on move to joint trusteeship (see a i)	(2,152,887)	—	—	—
Expected return on plan assets	388,077	557,467	3,916	3,398
Actuarial gains (losses)	26,843	(72,646)	(208)	(1,458)
Benefit payments	(379,543)	(479,061)	(92,885)	(86,910)
Other	4,588	2,498	(403)	(529)
Employer contributions	109,367	275,397	92,152	85,484
Employee contributions	87,420	110,589	10,505	9,509

Market related value of plan assets, end of year	5,791,909	7,708,044	67,788	54,711

Funded status, end of year	(1,110,887)	(919,394)	(1,128,135)	(1,152,261)
Unamortized net actuarial (gains) losses	895,146	807,978	(92,505)	(40,652)

Accrued benefit liability, end of year	(215,741)	(111,416)	(1,220,640)	(1,192,913)

Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2007
c)	Actuarial Assumptions

The table below shows significant weighted-average assumptions used to measure pension and other benefit plan obligations.

	Pension Benefits		Other Benefits
	2007	2006	2007	2006

Long-term inflation rates	2.5%	2.75%	2.75%	2.75%

Expected real rate of return on plan assets	4.5%	4.75%	—	—

Rate of compensation increase	2.75%	3.25% to	2.75% to	3.25% to
	to 5.5%	6% +	5.5% +	6.0% +
	+ merit	merit	merit	merit

Discount Rate — Main plans	7.11%	7.63%	5.7%	5.95%

Other	—	—	5.7% to	5.95% to
			6.7%	7.12%
Other assumptions used were:

6.5% annual rate increase in the cost per person of covered healthcare benefits for 2006-07, decreasing at 0.25% per annum to an ultimate rate of 4.5% per annum.

11% annual rate increase in the cost per person of covered prescription drugs for 2006-07, decreasing at 1% per annum to an ultimate rate of 4.5% per annum.

Actuarial assumptions are reviewed and assessed on a regular basis to ensure that the accounting assumptions take into account various changing conditions and reflect the province’s best estimate of performance over the long-term.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2007
d)	Other Disclosure

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 6 years to 16 years (weighted-average EARSL is 14 years).

During the year the weighted average actual rate of return on plan assets was 10.4% (2006 — 14.0%). The total market value of plan assets is $8.7 billion (2006 — $8.1 billion) at March 31, 2007.

The most recent actuarial valuations performed for most of the benefit plans was at December 31, 2005 with the exception of certain other retirement benefit plans that were performed on December 31, 2004 and the post-employment benefit plans that are performed annually at March 31.
e)	Net Benefit Plans Expense (Recovery)

The table below shows the components of the net benefit plans expense (recovery).
($ thousands)

	Pension Benefits
		2006	Other Benefits
	2007	(as restated)	2007	2006

Current benefit cost	179,557	196,453	54,189	52,477
Employee contributions	(87,915)	(110,589)	(10,529)	(9,509)
Employer contributions*	29,658	—	—	—
Plan amendments	—	(152,491)	30,004	932
Amortization of net actuarial (gains) losses	59,776	46,609	(8,087)	(2,279)
Recognition of actuarial losses on plan amendment	—	152,491	(12,709)	—
Other	(35)	(6)	2,003	1,583
Decrease in valuation allowance	—	—	—	—
Interest cost	449,916	616,694	68,411	69,709
Expected return on plan assets	(388,077)	(557,467)	(3,916)	(3,398)
Employer contributions to multi-employer plan	55,439	47,866	—	—

Net benefit plans expense (recovery)	298,319	239,560	119,366	109,515

*	This represents one-half of the employer contributions made by PNS to the TPP. Included in the figures above for 2007, are one-half of all transactions associated with TPP to reflect the province’s share of this plan.

Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2007
8.	Trust Funds Under Administration
Trust fund assets administered by the province (before giving consideration to actuarial adjustments) are:
($ thousands)

		2006
	2007	(as restated)

Public Service Superannuation Fund (1)	3,817,047	3,541,764
Nova Scotia Teachers’ Pension Fund (1), (4)	4,758,444	4,384,443
Sydney Steel Corporation Superannuation Plan (1), (2)	2,835	8,431
Nova Scotia Public Service Long Term Disability Plan (1), (4)	68,611	52,543
Nova Scotia Credit Union Deposit Insurance Corporation (1), (4)	15,354	13,841
Public Trustee (1)	34,178	30,777
Miscellaneous Trusts (3)	25,659	23,744

Total Trust Funds Under Administration	8,722,128	8,055,543

(1)	See Public Accounts Volume II for full financial statements of these funds.

(2)	Administration of the assets of Sydney Steel Corporation Superannuation Fund was assumed during fiscal 2001.

(3)	Miscellaneous trusts include a large number of relatively small funds.

(4)	These represent trusts with December 31 year ends. Trust asset balances at March 31 did not differ significantly.
9.	Expenses by Object
($ thousands)

		2006
	2007	(as restated)

Grant and Subsidies	2,414,426	2,287,771
Salaries and Employee Benefits	2,768,338	2,541,784
Operating Goods and Services	1,434,972	1,325,361
Professional Services	237,813	207,862
Amortization	241,874	216,040
Debt Servicing Costs	958,744	1,017,779
Other	54,456	37,566

Total Expenses	8,110,623	7,634,163

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2007
10.	Debt Servicing Costs
($ thousands)

		2006
	2007	(as restated)

CDN$ Denominated Debt	683,310	630,736
US$ Denominated Debt	100,029	178,546
Pension, Retirement and Other Obligations	126,337	125,495
Capital Leases	26,482	27,519
Other Debt	27,877	41,467
Premium / Discount Amortization	2,129	3,735
Foreign Exchange	(8,312)	9,499
Miscellaneous	892	782

Total Debt Servicing Costs	958,744	1,017,779

Debt servicing costs for Government Business Enterprises was $20.4 million for the year ended March 31, 2007 ($21.3 million for the year ended March 31, 2006).
11.	Cash-Flow — Net Change in Other Items
($ thousands)

		2006
	2007	(as restated)

Change in Receivables from Government Business Enterprises	(39,150)	(15,412)
Change in Receivables and Advances	47,889	(67,182)
Change in Accounts Payable and Other Short-term Borrowings	(106,898)	(131,907)
Change in Inventory for Resale	86	52
Change in Inventory of Supplies	866	(1,506)
Change in Prepaid Expenses	(548)	(1,202)
Change in Deferred Revenue	111,818	785,559
Change in Accrued Interest	(4,177)	(24,645)
Change in Pension, Retirement and Other Obligations	132,052	(60,815)

Total Net Change in Other Items	141,938	482,942

Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2007
12.	Contingencies and Contractual Obligations
a)	Contingent Liabilities
i)	Environmental Sites
Various provincially owned sites throughout the province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded in these financial statements when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. With the exception of remediation costs noted in the following paragraphs, no further provisions have been recognized in these financial statements.

Engineering and environmental studies have generated estimates for the cost of remediation of the Sydney Steel Corporation (Sysco) and adjacent sites as well as the Sydney Tar Ponds site. As a result, the province recorded liabilities totaling $318.5 million in 2000 for environmental site clean up. At March 31, 2007, $276.3 million (2006 — $227.6 million) remains unspent. During the year it was determined that $58.8 million could be returned to the environmental site clean-up provision due to better than expected recoveries on asset and scrap sales since the closure of Sysco. The provision will continue to be utilized for future decommissioning, demolition and remediation of Sysco’s and adjacent sites, including the Sydney Tar Ponds site. Based on currently available information, the provision, in aggregate, appears to be sufficient to cover the estimated costs to remediate these sites.

Other remediation liabilities amounting to $12.5 million (2006 — $14.9 million) have been recognized in these financial statements.
ii)	Lawsuits
The province’s losses for any lawsuits pending cannot be determined due to uncertainty of the trial outcomes.
iii)	Other Contingent Liabilities
The province also has contingent liabilities in the form of indemnities. The province’s potential liability, if any, cannot be determined at this time.
b)	Contingent Gains

The Province of Nova Scotia may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded in the year the contingent events occur.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2007
c)	Contractual Obligations
i)	Contractual Obligations
Contractual obligations outstanding at March 31, 2007 total $1,552.5 million; comprised of $1,356.8 million for the Consolidated Fund, $182.9 million for other Government Units and $12.8 million for Government Business Enterprises. Included are contractual obligations of $109.7 million by Nova Scotia Business Incorporated for projects approved under its various programs, $246.3 million by the Department of Education for university assistance, $374.0 million by the Department of Education for P3 School maintenance agreements, and $185.4 million by the Department of Health for the management of the ground ambulance fleet.

In addition to the contractual obligations noted above, in 1992 the Department of Justice entered into a 20-year contract with the RCMP for policing services, including services paid by the municipalities under the Service Exchange Agreement. Costs are negotiated each year based on required policing services. The net estimated expense for the province for 2008 is $21.2 million.
ii)	Leases
As at March 31, 2007, the province was contractually obligated under various operating leases. Future minimum annual lease payments are as follows:

($ thousands)

		Government	Total
	Governmental	Business	Lease
Fiscal Year	Units	Enterprises	Payments

2007-2008	50,791	8,141	58,932
2008-2009	34,629	7,636	42,265
2009-2010	28,489	6,849	35,338
2010-2011	20,873	6,188	27,061
2011-2012	17,509	6,035	23,544
2013-2017	24,724	—	24,724
2018-2022	8,511	—	8,511
2023-2027	507	—	507

	186,033	34,849	220,882

Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statement
As at March 31, 2007
13.	Comparative Figures
To conform with the current year’s presentation, certain comparative figures for the prior year have been restated as follows:
a)	Accounting Changes

As described in Note 2, there have been some retroactive restatements of figures in accordance with changes made during the year.
b)	Presentation

Certain of the prior year’s numbers have been restated to conform to the presentation format adopted in the current year.
14.	Related Party Transactions
Included in these consolidated financial statements are immaterial transactions with various provincial crown corporations, agencies, boards and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the Consolidated Fund due to common control or ownership by the Province of Nova Scotia.
The most significant unadjusted related party transactions are described in Schedule 6 — Government Business Enterprises.